Exhibit 99.1

Nine Energy Service Announces CFO Transition

HOUSTON, March 31, 2020 – Nine Energy Service, Inc. (“Nine” or the “Company”) (NYSE: NINE) announced today that Clinton Roeder, Senior Vice President and Chief Financial Officer has departed the Company by mutual consent effective today.

Guy Sirkes, Vice President, Strategic Development, has assumed the role of Senior Vice President and Chief Financial Officer. Prior to joining the Company in March 2019, he was an Executive Director with J.P. Morgan’s Energy Investment Banking Group. There are no issues involving the company’s financial results, internal controls or financial reporting procedures that led to Mr. Roeder’s departure.

Ann Fox, Nine’s President and Chief Executive Officer said: “Clinton has been a valued member of the management team since he joined the Company in 2017. On behalf of the management team and the Board, I would like to thank him for his contributions and wish him well in his future endeavors.”

Ms. Fox continued: “We are excited to have Guy assume the CFO role. I have great confidence in his ability to help lead the Company in this challenging market.”

About Nine Energy Service

Nine Energy Service is an oilfield services company that offers completion solutions within North America and abroad. The Company brings years of experience with a deep commitment to serving clients with smarter, customized solutions and world-class resources that drive efficiencies. Serving the global oil and gas industry, Nine continues to differentiate itself through superior service quality, wellsite execution and cutting-edge technology. Nine is headquartered in Houston, Texas with operating facilities in the Permian, Eagle Ford, SCOOP/STACK, Niobrara, Barnett, Bakken, Marcellus, Utica and throughout Canada.

For more information on the Company, please visit Nine’s website at nineenergyservice.com.